Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS





THE BOARD OF DIRECTORS
GP STRATEGIES CORPORATION


We consent to incorporation by reference in the Registration Statement (No. 33-26261) on Form S-8 of GP Strategies Corporation and subsidiaries of our reports dated March 28, 2002 relating to the consolidated balance sheets of GP Strategies Corporation as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in Form 10-K for the year ended December 31, 2001 of GP Strategies Corporation.



KPMG LLP




New York, New York
April 3, 2002